Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Coinstar, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-30985, 333-89975, 333-63108, 333-100870, and 333-98297) on Form S-8 of Coinstar, Inc. and subsidiaries of our report dated January 30, 2004, with respect to the consolidated balance sheet of Coinstar, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Coinstar, Inc.

/s/    KPMG LLP

Seattle, Washington

February 17, 2004